Exhibit 99.1

PRESS RELEASE	EAGLE BANCORP, INC.
FOR IMMEDIATE RELEASE	CONTACT:
Ronald D. Paul
February 3, 2009	301.986.1800

EAGLE BANCORP, INC. INCREASES LOANS BY $100 MILLION IN 4TH QUARTER OF 2008 AND
DECLARES DIVIDEND ON US TREASURY PREFERRED STOCK

BETHESDA, MD. Eagle Bancorp, Inc. (the “Company”) (Nasdaq: EGBN), the parent company of EagleBank, today announced that is has declared a dividend of $371,279 on the Preferred Stock issued to the US Treasury. The Treasury had purchased $38.2 Million of Preferred Stock in December of 2008, as part of the TARP Capital Purchase Program.

The Company also announced that it has effectively used the proceeds of the preferred stock offering, as EagleBank has increased its lending to businesses and consumers in the Washington metropolitan area. The Bank accomplished a net increase in its loan portfolio of $100 Million in the 4th Quarter of 2008, and has experienced continued loan growth in 2009.

Ronald D. Paul, Chairman, stated, “Despite some recent, incorrect media reporting about EagleBank, we have continued to deliver on our responsibility as a community bank.” Martha Foulon-Tonat, Chief Lending Officer said, “We are very proud of the strong organic loan growth achieved by the bank in 2008, particularly during the 4th Quarter, which was the one of the strongest loan growth periods in our history.  EagleBank will continue extending loans to credit worthy customers in our markets, and will continue to seek out and develop full banking relationships during these stressful economic times.”

The Company is the holding company for EagleBank which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and conducts full service commercial banking services through thirteen offices, located in Montgomery County, Maryland, Washington, D.C. and Fairfax County, Virginia. A new office in Potomac, Maryland is expected to open in the fourth quarter of 2009. The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Forward looking Statements: This press release contains forward looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.